Exhibit 2.1

Asset Acquisition Agreement

by and between

The Cannaisseur Group, Inc.

and

Richard Bell

and

Sense Technologies, Inc.

This Agreement by and between, The Cannaisseur Group, Inc. a corporation organized and existing pursuant to the laws of the State of Delaware (the “Corporation) with an address at 650 Ponce De Leon Ave NE, Suite 300 #2334, Atlanta Ga. 30308 (hereinafter referred to as the “Purchaser”), and Richard Bell (“Bell”) with an address at 1691 Marble Falls Drive, Frisco, TX 75036 and Sense Technologies, Inc. (“Sense”) with an address of 2535 N Carleton Avenue, Grand Island, NE 68803 (Bell and Sense collectively, hereinafter referred to as the “Seller”);

Witnesseth

Whereas Seller owns and operates a business under the name of Sense Technologies, Inc. and desires to sell assets of Sense hereinafter listed to the Purchaser; and

Whereas Purchaser is acquiring certain assets as set out in Exhibit “A” (the “Bell Assets”) from Bell and Exhibit “B” (the “Sense Assets”) from Sense attached hereto (collectively, the “Purchased Assets”) free and clear of all encumbrances (except as otherwise noted herein), referred to in this Agreement as the “Transaction”; and

Whereas the Purchaser desires to purchase all the assets of Sense as set forth herein upon the terms and subject to the conditions hereinafter stated; and

Whereas this purchase and sale is limited to the assets hereinafter specifically set forth, and it is the intention of the parties that Purchaser shall not assume any liabilities of Sense or Bell, except as set forth herein.

Whereas, the Corporation has 500,000,000 authorized shares of common stock, par value $0.00001 per share. The Corporation shall amend its Articles of Incorporation to designate a number of Preferred shares, of which 20,000,000 shares shall be Class A Convertible Preferred shares and 5,000,000 shall be Class B Convertible Preferred Shares.

NOW, THEREFORE, the parties hereto in consideration of the mutual covenants, agreements, and undertakings hereinafter set forth, the parties intending to be legally bound, do hereby agree as follows:

1. Sale of Assets and Other Terms of the Transaction:

I) Sale of Assets

On and subject to the terms of this Agreement, the Transaction will be completed pursuant to the acquisition by the Purchaser of the Bell Assets and the Sense Assets as follows:

a) As consideration for the purchase of the Bell Assets, including any and all intellectual property rights relating to the Bell Assets, the Purchaser shall issue shares of its Common Stock to Bell or his designees, an amount to be determined, having a negotiated deemed value of $20 million plus $965,000 in cash or a 1-year term note at 10% interest. In addition, the Purchaser shall issue 11,417,500 shares of convertible Preferred “A” shares to Bell or his designees, which shares will be distributed and registered as directed by Bell. A royalty 5% of selling price perpetual royalty for exclusivity on all technologies to Richard Bell plus 5% additional perpetual royalty to the Driver Alert Group (DAG) for exclusivity on component of selling price attributable to radar only.

b) As consideration for the purchase of the Sense Assets, including any and all intellectual property rights relating to the Sense Assets, the Purchaser shall issue 6,600,000 shares of convertible Preferred “A” shares, having a negotiated deemed value of $10M, and 3,400,000 preferred “B” shares having a negotiated deemed value of $5M.

c) The Purchaser shall assume the existing debt of SENSE in the amount of $500,000 at the time of closing of the Transaction

II). Equity Split.

a) The Parties agree that on closing of the Transaction, the fully diluted common stock equity structure of Purchaser on a post-Transaction basis (the “Resulting Issuer”) will result in the current shareholders of Purchaser owning no less than 6.5% (32,500,000) of the Resulting Issuer listed securities upon completion of the Transaction.

b) The Purchaser currently has 60,449,859 shares of common stock issued and outstanding and agrees, if necessary, that prior to completion of the Transaction it shall: (i) undertake a reverse-split (a “Consolidation”) acceptable to Seller.

c) The Purchaser shall create two new classes of convertible preferred stock designated as Preferred “A” and Preferred “B” each with the following attributes: (i) 20,000,000 Preferred “A” shares which shall pay cumulative dividends to be determined per share annually with the right to convert such preferred shares to common stock at a rate per Preferred “A” share of $1 per share and such shares are redeemable by and at the election of the Resulting Issuer for $1 per share after one year; and (ii) to 5,000,000 Preferred “B” shares which shall pay cumulative dividends of $.10 per share annually with the right to convert such preferred shares to common stock at a rate per Preferred “B” share of $1per share, and such shares are redeemable by and at the election of the Resulting Issuer at a share price to be determined and after one year from the date of this Agreement or other agreed to term. The Preferred “A” and/or the Preferred “B” shares shall rank senior to the Common Stock, with Preferred B shares senior to Preferred A shares, with respect to dividends and liquidation rights. The specific designations of the convertible Preferred A and convertible Preferred B shares shall be set forth in the Certificate of Designation of each class of shares, as the parties may determine.

III). Board of Directors. The Board of Directors of the Resulting Issuer (the “Board”) shall be a maximum of five (5) members and shall be subject to statutory and regulatory requirements, and be comprised of the following individuals: To Be Determined

IV). Management. The Parties agree that the management team of Resulting Issuer shall be as follows:

All To Be Determined

President and CEO-

CFO-

COO-

Secretary-

Roles, responsibilities and compensation will be defined and appended to this Agreement.

Transitional Role of Current Chief Executive Officer

Floretta Gogo, the current Chief Executive Officer of the Company, shall remain in her position for a minimum period of (3) months following the Closing Date to facilitate an orderly transition of management responsibilities. The specific scope of duties, title, compensation, and other terms of the engagement during this transitional period shall be determined by mutual agreement between Ms. Gogo and the post-closing management team prior to or at Closing.

V) Payment of Purchaser. Sense shall pay a total of $65,000 to Purchaser ($16,600 paid to date for filing and related fees and a Promissory Note for $48,400 due owing and payable 90 days from closing of this agreement - See Exhibit F) to satisfy all outstanding liabilities and obligations of Purchaser as of the closing date of the Transaction. Purchaser shall indemnify and hold harmless Sense from any claims, debts, or obligations related to such liabilities or obligations.

2. Covenant Not to Compete

Purchaser covenants that after the closing date of this Agreement, it shall not solely or jointly with any other person, firm, or corporation other than the Sense, either directly or indirectly, carry on, engage in, or be interested in any manner in a business as conducted by or proposed to be conducted by Sense, with the exception of cannabis, hemp or wellness related products, or similar to or related to the business conducted by Sense within the State of Georgia for a period of two (2) years from the date of this Agreement without the prior written consent of Seller.

3. Representations by Seller

Seller jointly and severally covenants and represents:

a) That Bell is the sole owner of, and has good and marketable title to, all of the Bell Assets including all goodwill, technologies, source codes, developed products, all business dealings, and relationships, patents and trademarks all as specifically enumerated in the attached Exhibit A, free and clear of all debts and encumbrances, and said assets shall be enjoyed by Purchaser free and clear of all encumbrances, except as set forth herein.

b) That Sense is the sole owner of, and has good and marketable title to, all of the Sense Assets including all goodwill, technologies, source codes, developed products, all business dealings, and relationships, patents and trademarks all as specifically enumerated in the attached Exhibit B, free and clear of all debts and encumbrances, and said assets shall be enjoyed by Purchaser free and clear of all encumbrances, except as set forth herein.

c) Sense is a corporation duly organized, validly existing and in good standing under the laws of British Columbia has all requisite corporate power and authority to own or lease its properties and operate and carry on its business as presently conducted. Attached as Exhibit C is a complete and correct copy of the Company’s Articles of Incorporation, as amended to date, certified by the Secretary of Sense. This Agreement has been duly executed and delivered on behalf of Sense and Bell and constitutes the valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms, subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights.

d) The sale and delivery of the Bell Assets and/or the Sense Assets pursuant to this Agreement will vest in Purchaser legal and valid title to the Purchased Assets, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever (“Encumbrances”) (other than Encumbrances created by Seller and restrictions on resales of the shares under applicable securities laws). Seller may not pledge, hypothecate or otherwise assign any interest in the Purchased Assets, prior to the full payment for the Purchased Assets.

e) That neither Bell nor Sense has entered into any contracts related to its business, such as union agreements, other than the utility bills accruing in the ordinary course of business.

f) That there are presently and will be at the time of closing, no liens or security interests against Sense and or its assets being transferred herein, other than as set forth herein.

g) That all of the Bell Assets and the Sense Assets to be transferred to Purchaser by Seller are now and at the closing date will be in the possession of Seller or owned by Seller and will not be removed or transferred therefrom without the prior written consent of the Purchaser.

h) Consents. No consent from or other approval of a governmental entity or other person is necessary in connection with the execution of the Agreement or the consummation of the business of Seller by Purchaser in the manner previously conducted by Seller.

i) Insurance. Exhibit D annexed hereto lists and describes all insurance policies and invoices now in force with respect to the purchased assets and the business of the Seller. Purchaser has the option to assume the insurance policy subject to insurance company approval.

j) Licenses, Permits and Consents. There are no licenses or permits currently required by the Seller for the operation of the business of the Seller, other than a business license required by the State of Nebraska.

k) Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Seller, threatened against or involving Seller or brought by Seller or affecting any of the purchased property at law or in equity or admiralty or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending during the 24-month period preceding the date hereof; and Seller is not operating its business under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court of federal, state, municipal, or governmental department, commission, board, agency, or instrumentality, domestic or foreign.

l) Compliance with Laws. To the best of its knowledge, Seller has complied with and is operating its business in compliance with all laws, regulations, and orders applicable to the business conducted by it, and the present uses by the Seller of the purchased assets do not violate any such laws, regulations, and orders. Seller has no knowledge of any material present or future expenditures that will be required with respect to any of Seller’s facilities to achieve compliance with any present statute, law, or regulation, including those relating to the environment or occupational health and safety.

m) Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any certificate or other instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact that is necessary in order to make the statements contained therein not misleading.

n) Liabilities. Seller has as of the purchase date and shall have on the closing date no liabilities of any kind whatsoever, contingent or otherwise, except as set forth herein.

o) The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not conflict with, or constitute or result in a breach, default or violation of (with or without the giving of notice or the passage of time) any of the terms, provisions or conditions of, (i) the Articles of Incorporation and or Bylaws of Sense; (ii) any law, ordinance, regulation or rule applicable to Seller; (iii) any order, judgment, injunction or other decree by which Seller or any of their respective assets or properties is bound; or (iv) any written or oral contract, agreement, or commitment to which Seller is a party or by which they or any of their respective assets or properties is bound; nor will such execution, delivery and performance result in the creation of any material Encumbrance upon any properties, assets or rights of Seller.

p) Investment Intent. Seller is acquiring the Shares in this Agreement solely for Seller’s own account and not with a view to a sale or distribution thereof in violation of any securities laws. Seller acknowledges that he/it has received, or has had access to, all information which they consider necessary or advisable to enable Seller to make a decision concerning accepting shares for the Purchased Assets, provided that the foregoing shall not limit or otherwise affect the rights or remedies of the Seller hereunder with respect to the breach of any representations, warranties, covenants or agreements of Purchaser contained herein.

4. Representations by Purchaser

Purchaser hereby represents and warrants to Seller as follows:

a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own or lease its properties and operate and carry on its business as presently conducted. Attached as Exhibit E is a complete and correct copy of the Purchaser’s Articles of Incorporation, as amended to date, certified by the Secretary of State of Delaware. This Agreement has been duly executed and delivered on behalf of Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against the Purchaser in accordance with its terms, subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights.

b) Corporate Power and Authority. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

c) No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which Purchaser is subject, (ii) violate any order, judgment or decree applicable to Purchaser or (iii) conflict with, or result in a breach or default under, any term or condition of the Articles of Incorporation or Bylaws of the Company or any material agreement or other instrument to which Purchaser or any of her affiliates is a party or by which any of them may be bound; except for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

d) Consents. No consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which Purchaser is required to obtain or make.

e) Litigation. There is no action, proceeding or investigation in any court or before any governmental or regulatory authority pending or threatened in writing or, to Purchaser’s knowledge, orally threatened which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

5. Sales Tax

Seller shall be responsible for and shall pay all presently due and owing sales tax due for any inventory or supplies as described herein that were purchased by Seller prior to the closing date hereof. Seller, prior to the closing date, shall fill out and file all required forms notifying the appropriate taxing authorities of the transfer of assets.

6. Bulk Transfer

The parties have agreed to waive the requirements of any Bulk Transfer provisions of any applicable law. Seller shall jointly and severally indemnify Purchaser against any and all claims made by the creditors of the Seller. Seller’s indemnification, representation, and warranty shall survive the closing of this agreement.

7. Indemnification Provisions

It is agreed by and between the parties that the Seller shall jointly and severally indemnify and hold Purchaser and its assigns harmless from any and all claims of any nature whatsoever, including without limitation:

a) Tort claims for periods prior to the closing date;

b) Any creditor claims for periods prior to the closing date; and

c) Any claims that may be made hereinafter on account of any claims made under any patent, trademark or service mark and all other claims of whatever nature or form on account of the operation of Sense ending on and accruing up to the closing date.

d) Any claims for wages, vacation, sick pay, or fringe benefits claimed by Sense’s employees for periods prior to the closing date.

8. Covenants of Seller

The Seller covenants with the Purchaser as follows:

a. The Bill of Sale to be delivered at the closing date will transfer all the assets enumerated in the attached appendices free and clear of all encumbrances and will contain the usual warranties;

b. The business will be conducted up to the closing date in substantially the same manner as it has been conducted in the past and in accordance with all applicable laws and regulations;

c. The Seller assumes all risk of destruction, loss, or damage due to fire, storm, flood, or other casualty up to the closing date.

9. Conditions Precedent

The obligations of the parties hereunder are subject to the conditions that on or prior to the closing date:

a) Representations and Warranties True at Closing. The representations and warranties of the parties contained in the Agreement or any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the closing date as though such representations and warranties were made at and as of such date, except if such representations and warranties were made as of a specified date and such representations and warranties shall be true as of such date.

b) Parties Compliance with Agreement. The Parties shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the closing of the Agreement.

c) Resolutions and Certificate. The Seller shall have delivered to the Purchaser and vice versa copies of the resolutions of the board of directors of the Seller and of the shareholders of Purchaser authorizing the transactions contemplated herein, with such resolutions to be certified to be true and correct by its secretary or assistant secretary, together with a certificate of an officer of the Seller or Purchaser as the case may be, dated the closing date, certifying in such detail as teach party may request to the fulfillment of the conditions specified in subparagraphs (a) and (b) above.

d) Injunction. On the closing date, there shall be no effective injunction, writ, preliminary restraining order, or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

e) Approval of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto, and all other related legal matters shall have been approved by counsel for the Purchaser.

f) Casualty. The purchased assets or any substantial portion thereof shall not have been adversely affected in any material way as a result of any fire, accident, flood, or other casualty or act of God or the public enemy, nor shall any substantial portion of the purchased property have been stolen, taken by eminent domain, or subject to condemnation. If the closing occurs hereunder despite such casualty as a result of the waiver of this condition by Purchaser, the Seller shall assign or pay over to the Purchaser the proceeds of any insurance or any condemnation proceeds with respect to any casualty involving the purchased property that occurs after the date hereof.

g) Adverse Change. There shall have been between the purchase date and the closing date no material adverse change in the assets or liabilities or in the condition, financial or otherwise, or in the business, properties, earnings, or net worth of Seller.

10. Closing Date

This Agreement shall be closed and the necessary documents delivered on August 25, 2025 or at such other time and place as may be mutually agreed upon, and payment shall be then made. At the closing, the Seller shall deliver to Purchaser an appropriate Bill of Sale of the assets specified to be sold in return for payment as called for herein.

11. Securities Law Restrictions

Seller agrees that the Stock acquired hereunder may be sold or transferred only upon compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Corporation to comply with the Act or any applicable laws or regulations relating to the sale or issuance of securities, the Seller, at the time of any sale and as a condition imposed by the Corporation, shall represent, warrant and agree that the shares of Stock are being held for investment and not with any present intention to resell the same and without a view to distribution, and the Seller shall, upon the request of the Corporation, execute and deliver to the Corporation an agreement to such effect. The Seller acknowledges that the stock certificate representing Stock will be issued with the following restricted securities legend.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE CORPORATION STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

12. Miscellaneous

a. This Agreement supersedes all prior agreements between the parties and may not be changed orally.

b. The terms and conditions of the Agreement shall be binding upon the distributees, representatives, successors, and assigns of the respective parties.

c. This Agreement shall be construed pursuant to the laws of the State of Delaware without regard to conflict of law provisions.

d. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original and all of which shall constitute a single instrument, and the signature of any party of any counterpart shall be deemed a signature to any and may be appended to any other counterpart.

e. Notices. Any notice, request, instruction or other document (each, a “notice”) to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Purchaser to: ____________________________, Attn: ____________

if to Sense to: ______________________________________, Attn:______________

if to Bell to: ______________________________________, Attn: _______________

f. Further Assurances. From and after the Closing Date, each party, at the request of the other party and at the requesting party’s expense, will each take all such action and deliver all such documents as shall be reasonably necessary or appropriate to confirm and vest title of the Purchased Assets to Purchaser and otherwise enable Purchaser and Seller to enjoy the respective benefits contemplated by this Agreement.

g) Public Announcements. Seller and Purchaser shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any public statement prior to such consultation.

h) Specific Performance. Purchaser on the one hand, and Seller, on the other hand, each acknowledges that the other will be irreparably harmed and that there will be no adequate remedy at law in the event of a violation by it of any of its covenants or agreements which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of such covenants and agreements, Seller or Purchaser, as the case may be, shall have the right to obtain injunctive relief to restrain any breach or threatened breach of, or otherwise to obtain specific performance of, the other’s covenants or agreements contained in this Agreement. The prevailing party is entitled to collect reasonable legal fees and costs from the other party for any reasonable legal fees and costs incurred as a result of pursuing or defending any claim for a breach or default of this Agreement

13. Entire Agreement/Modification

This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and no representation, promise, inducement, or statement of intention relating to the transactions contemplated by this Agreement has been made by any party that is not set forth in the Agreement. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

IN WITNESS WHEREOF, the parties have signed this Agreement, this ____ day of ______, 2025.

Seller: Richard Bell	Purchaser: The Cannaisseur Group, Inc.

By:	By:
Richard Bell		Floretta Gogo
President & CEO

Sense Technologies, Inc.

By:
Name:
Title:

EXHIBIT A

SENSOR TECHNOLOGIES

Sensor Technologies includes IP for 24/7 camera/radar/? vehicle and other property security systems and automotive routers/switches including an 8-post, 1Gbps 2 wire Ethernet/1000 BASE-T1 system

EXHIBIT B

SENSE NATURAL PRODUCTS, INC. ASSETS

SOY PROCESSING ASSETS

Sense Natural Products assets includes buildings, land, site improvements, manufacturing fixtures and appurtenances, and IP for human foods/nutritional products

EXHIBIT C

SEE ATTACHED

EXHIBIT D

SEE ATTACHED

EXHIBIT E

TCRG TO SUPPLY